Russell E. Anderson, CPA Russ Bradshaw, CPA William R. Denney, CPA

Exhibit 16.1

September 18, 2015

Office of the Chief Accountant Securities and Exchange Commission 100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Dominion Minerals Corporation which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Dominion Minerals Corporation dated on or about September 18, 2015 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Sincerely,

/s/ Russell E. Anderson

Russell E. Anderson

Anderson Bradshaw PLLC

cc: Dominion Minerals Corporation 410 Park Avenue, 15th Floor

New York, NY 10022

5296 S. Commerce Dr

Suite 300 Salt Lake City, Utah

84107

USA (T) 801.281.4700

(F) 801.281.4701

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